Filed Pursuant to Rule 433
                                                 Registration Nos. 333-126348
                                                                   333-126348-01
                                                                   333-126348-02
                                                                   333-126348-03
                                                                   March 9, 2006


                               PRICING TERM SHEET
           (To Preliminary Prospectus Supplement dated March 8, 2006)

Issuer:                    Alabama Power Company

Security:                  Series II Senior Notes

Ratings:                   Aaa by Moody's, AAA by Standard & Poor's

Insurer:                   XL Capital Assurance Inc.

Size:                      $200,000,000

Price:                     $25.00

Maturity:                  March 15, 2046

Redemption Terms:          Callable in whole or in part any time on or after
                           March 15, 2011 at par

Coupon:                    5.875%

Interest Payment Dates:    March 15, June 15, September 15 and December 15 of
                           each year beginning June 15, 2006

Format:                    SEC Registered

Expected Listing:          NYSE

Proceeds to Issuer:        96.85% of principal amount

Transaction Date:          March 9, 2006

Expected Settlement Date:  March 15, 2006 (T+4)

Joint Lead Managers:       Morgan Stanley & Co. Incorporated
                           Wachovia Capital Markets, LLC

Co-Managers:               Citigroup Global Markets Inc.
                           Merrill Lynch, Pierce, Fenner & Smith
                                          Incorporated

Underwriters:              A. G. Edwards & Sons, Inc.
                           BNY Capital Markets, Inc./Pershing LLC
                           Blaylock & Company, Inc.
                           Guzman & Company
                           M.R. Beal & Company
                           Morgan Keegan & Company, Inc.
                           Samuel A. Ramirez & Co., Inc.
                           The Williams Capital Group, L.P.
                           B.C. Ziegler and Company, Inc.
                           Jeffries & Company, Inc.
                           SunTrust Capital Markets, Inc.
                           Synovus Securities, Inc.
                           Toussaint Capital Partners, LLC

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Alabama Power Company collect at 205-257-2714, Morgan Stanley & Co. Incorporated toll-free at 1-866-718-1649 (institutional investors) or 1-800-584-6837 (retail investors) or Wachovia Capital Markets, LLC toll-free at 1-800-326-5897.